Exhibit 10.27

TERMINALLING SERVICES AGREEMENT

This Terminalling Services Agreement (“Agreement”) is made by and between MARTIN OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Operator”), and MARTIN ENERGY SERVICES LLC, an Alabama limited liability company (“Customer”), sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Operator and Customer are parties to that certain Terminal Services Agreement dated December 23, 2003 and later amended (the “TSA 1”);

WHEREAS, Operator and L&L Oil and Gas Services, L.L.C. (“L&L”) (now known as Martin Energy Services LLC) are parties to that certain Terminal Services Agreement dated January 31, 2011 (“TSA 2”);

WHEREAS, Talen’s Marine & Fuel, LLC (“Talens”) and Customer are parties to that certain Terminal Services Agreement dated December 31, 2012 (“TSA 3” and TSA 1, TSA 2, and TSA 3 collectively the “Terminal Services Agreements”) and effective August 8, 2013, Talens has transferred its terminal assets to Operator;

WHEREAS, the Terminal Service Agreements have been terminated effective as of even date herewith and Customer and Operator desire to replace the Terminal Service Agreements with this Agreement;

WHEREAS, Operator operates several marine terminal facilities and Customer is in the petroleum-based fuel distribution business; and

WHEREAS, it is the desire of Operator and Customer that Customer's product be throughput at the terminals and that Operator provide unloading, handling, storage, out-loading and other terminal services with respect to Customer's product at the terminals, all on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Operator and Customer agree that Operator shall provide the hereinafter described terminal storage and throughput services with respect to the Customer's product at the terminals, on the terms and conditions provided herein:

Section 1.    Definitions.    In this Agreement, unless the context requires otherwise, the following terms will have the meanings indicated below:

“Additional Fee” means $0.005 per gallon of Product Operator must load, handle, and transfer from a Terminal to a different location.

“Effective Date” means January 1, 2015.

“Force Majeure" means (i) strikes, lockouts or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, insurrections, riots, civil disturbances, sabotage (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems, loading facilities or the Terminal or other related facilities, floods, washouts, freezing of machinery, equipment, wells or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea or other water and other adverse weather conditions and unusual or abnormal conditions of the sea or other water (iv) arrests and restraints of or other interference or restrictions imposed by governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a governmental authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization (v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, the making of repairs or alterations to lines of pipe or plants, inability to secure labor or materials to do so, partial or entire failure of wells or gas supply, electric power shortages, accidents of navigation or breakdown or injury of vessels (vi) or any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. Such term will likewise include, (i) in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies and (ii) any event of Force Majeure occurring with respect to the facilities or services of either Party’s suppliers or customers providing a service or providing any equipment, goods, supplies or other items necessary to the performance of such Party’s obligations, and will also include curtailment or interruption of deliveries or services by such third-party suppliers or customers as a result of an event defined as Force Majeure.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit in accordance with the latest supplement or amendment to the appropriate ASTM Petroleum Measurement Tables.

“Minimum Annual Total Throughput” means 275,000,000 gallons of Product for which Customer shall pay Operator per year.

“Miscellaneous Fees” means any and all taxes, dockage or wharfage fees, product testing charges, barge or tug charges, or any other charges which may be levied against Operator having to do with handling and or custody of Customer's Product.

“Month” means a calendar month.
“Throughput Fee” means $0.066 per gallon for Product out-loaded from the Terminal per Month.

“Product” means petroleum based fuel and other petroleum based products.

“Handling Infrastructure” means all fuel and other petroleum based products handling infrastructure located at Terminal(s).
“Term” means one (1) year commencing on the Effective Date and thereafter continuing on a month to month basis, unless terminated by either party with at least sixty (60) days written notice prior to the end of any term.

“Terminal” means the Operator’s terminals located as defined in Attachment “A”.

Section 2.    Service, Statements, Invoices, Documents and Records.

2.1    During the Term, Operator will provide services related to the receipt, storage, throughput, and delivery of Customer’s Product to and from Customer or on behalf of Customer into and out of the Handling Infrastructure at the Terminal and provide the facilities reasonably necessary to perform such services and provide such additional services as may be provided under this Agreement and its attachments, for the fees, rates and charges contained in this Agreement. Those services will be performed in a manner consistent with Operator’s current practices at the Terminal and in compliance with applicable laws, rules, regulations and ordinances.

2.2    Operator will transmit to Customer a statement of receipts, deliveries and ending inventory on a daily basis. This statement will be transmitted to Customer by facsimile or other electronic means to ensure delivery.

2.3    Operator will provide to Customer copies of individual tank gauging documents, tank truck loading rack bills of lading and scale tickets for receipts or deliveries, or other such related documents, as requested by Customer.

2.4    Within twenty-five()25 days following the end of each Month during the Term of this Agreement, Operator will submit to Customer an invoice for the actual Throughput Fee for the preceding Month covering all gallons of Product delivered from the Terminal.

2.5    Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and all transactions related to such performance and will retain copies of all such records for a period of not less than one year following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may, during the Term of this Agreement and for the aforesaid one-year period, audit such records of the other Party during normal business hours at the other Party’s place of business to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. Each Party agrees to keep records and books of account in accordance with generally accepted accounting principles in the industry. Any statement shall be deemed accurate and final as to both Parties unless questioned within one year after payment thereof has been made.

Section 3.    Fees, Charges and Taxes.

3.1    Customer will pay Operator for services provided under this Agreement, including the Throughput Fees, Additional Fee, and Miscellaneous Fees. The Throughput Fee is subject to any applicable escalation set forth in Section 3.3 below.

3.2    All fees and charges reflected in Operator’s invoices are due and payable within thirty (30) days of the date of Operator’s invoice.

3.3    The Throughput Fee shall remain as stated above until December 31, 2015. Thereafter, the Throughput Fee shall be adjusted annually (both upward and downward as hereinafter provided) by a factor equal to the increase or decrease, as the case may be, in the Consumer Price Index (as defined below). For example, if the contract year for which the escalated fees are being calculated commences on January 1, 2016, the bases months for determining the escalation would be October 2015 and October 2014. The adjustment shall be calculated as follows: the Throughput Fee in effect shall be multiplied by a factor equal to the amount of the increase or decrease, as the case may be, in the Consumer Price Index for the month of October 2015, over the Consumer Price Index for October 2014. For purposes hereof, the term “Consumer Price Index” shall mean the “Consumer Price Index for Urban Wage Earners and Clerical Workers (1967=100)” specified for “All Items. United States” compiled by the Bureau of Labor Statistics of the United States Department of Labor (the “Index”). In event the Index shall be converted to a different standard reference base or otherwise revised, the determination of the percentage change shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then as shall be reasonably determined by the parties.

3.4    Should Customer not meet or exceed the Minimum Annual Total Throughput (other than due to Operator’s failure to perform services required hereunder except as a result of a Force Majeure event) then Customer shall compensate Operator for this shortfall at the same Throughput Fee. The invoicing for the Minimum Annual Total Throughput shortfall (if required) will occur on the first invoice generated immediately following each calendar year. Should this Agreement be terminated prior to the end of any calendar year, then the Minimum Annual Total Throughput shortfall, if any, shall be determined based on a prorated allocation of the Minimum Annual Total Throughput.

Section 4.    Operations, Receipts and Deliveries.

4.1    Customer’s Product will be delivered to the Terminal via marine transport by Customer or on its behalf free of any charge to Operator. Customer must provide the Terminal with and maintain updated forecasts of scheduled arrivals of Customer’s Product at the Terminal.

4.2    Receipts of Product will be handled within the normal business hours of the Terminal, as may be established from time to time. Operator will not be responsible for the payment of any demurrage or costs incurred by Customer or its chartered vessel for any delay in receiving or delivering the Product, unless caused by the gross negligence or willful misconduct of Operator.

4.3    Operator shall provide all delivery services necessary to cause the transfer of Customer’s Product from the Handling Infrastructure to Customer or Customer’s customer.

4.4    Operator will notify Customer of changes to the normal business hours of the Terminal, in advance or as soon after implementation as is practicable. Operator will provide Customer advance notice of the exact date of each holiday and any other day(s) during which the Terminal will be closed because of an extraordinary event or maintenance.

4.5    Operator shall provide and perform the services specified herein in accordance with all applicable federal, state and local laws, rules, regulations, ordinances, decrees, orders, permits, licenses or other requirements having the force of law.

4.6    Customer must arrange for and pay all third party costs of the transportation of all Product including all third party costs related to the receipt or delivery of Customer’s Product to and from the Terminal. Operator is responsible only to receive or deliver, as the case may be, the Product at its Terminal. Customer must notify Operator of tentative Product arrival dates reasonably in advance and of any revision of those dates as soon as known. Tentative arrival dates for all transport trucks used by the Customer to the Terminal must be communicated approximately 24 hours in advance. At the time of said notice, Customer must furnish Operator with necessary shipping instructions. Upon receipt of such confirmation, Operator will immediately advise Customer of Terminal availability. If the Terminal will not be available to receive or deliver Customer’s Product on the communicated arrival date, Operator will advise as to the earliest time when Customer’s Product may be received or delivered. With respect to marine receipts or deliveries of Product, Operator will advise Customer concerning the vessel that may be berthed, including its maximum size, draw, draft and length, the docks and associated positions to be used for each Product movement, as well as the minimum pumping rates. Operator may change vessel size, dock designation, and pumping rates from time to time.

4.7    Operator will deliver to Customer, or to such third parties as Customer may direct the Product held by Operator at the Terminal for the account of Customer. Customer will be responsible for providing to Operator documentation required to authorize deliveries for or on its behalf from the Terminal. Where Product is to be delivered from the Terminal, such deliveries will be made only upon the authorization of Customer.

4.8    Within ten (10) days following termination of this Agreement, Operator, at Customer’s sole cost and expense, will remove and properly dispose of, or cause to be removed and properly disposed of all Product, residue, scale, non-merchantable bottoms, and any other accumulation from the Handling Infrastructure and clean the Handling Infrastructure interior/exterior to a condition suitable for the storage of refined petroleum products or other such Products, as Operator may deem necessary. In connection with the foregoing, Customer will reimburse Operator for all cost and expense reasonably incurred in taking such action, plus a 15% handling fee. Operator is authorized to charge Customer for the cost of storage and handling of said Product at a rate of $0.01 per gallon per day storage in addition to any other fees and rates payable to Operator by Customer under this Agreement.

4.9    Operator will not be required to make any improvements, alterations or additions to the Terminal. If any federal, state or local governmental body requires installation of any improvement, alteration or addition to the Handling Infrastructure at the Terminal for purposes of compliance with applicable law or regulation, Operator will notify Customer of (i) the cost of making any such improvement, alteration or addition, and (ii) when such improvement, alteration or addition must be completed. In the event such costs are $50,000 or less, Operator shall proceed to make such required improvements, alterations or additions. In the event such costs exceed $50,000, Operator and Customer agree to renegotiate the terms of this Agreement in good faith to effect appropriate compensation to Operator in connection with the incurrence of such additional costs. Should the Parties fail to reach mutual agreement with respect to the sharing of such costs, then either Party may terminate this Agreement by giving the other Party notice of its intention no later than 30 days after Customer’s receipt of notice of such costs, such termination to be effective as of the date upon which such improvements, alterations or additions are required to be completed.

Section 5.    Product Quality Standards and Requirements.

5.1    Operator will not be obligated to receive into the Terminal any Product that is contaminated.

5.2    Operator may sample any Product tendered to Operator for Customer’s account for the purpose of conducting an analysis of such Product. The cost of such analysis will be borne by Operator.

5.3    Operator will deliver to Customer the Product that is stored in the segregated Handling Infrastructure provided for in this Agreement. At the time of each receipt from Customer, a certificate setting forth quality, grade and other specifications must be delivered to Operator. Each Party may at all reasonable times make appropriate tests to determine whether Product stored or delivered meets those specifications.

5.4    Operator will be liable to Customer and any of Customer’s purchasers by reason of contamination of Product that fails to meet Customer’s specifications only to the extent such contamination is caused by Operator’s negligence.

Section 6.    Title, Custody and Loss of Product.

6.1    Title to Customer’s Product will remain with Customer at all times, subject to any lien in favor of Operator created pursuant to the terms of this Agreement or under law. Operator will assume custody of the Product at the time such Product passes into the Handling Infrastructure of Operator’s receiving facilities. Operator’s delivery of Customer’s Products will be deemed completed and its custody of them will cease when the Products pass out of the Handling Infrastructure.

6.2.    Except for any (i) loss of Customer’s Product associated with Customer approved Product flushings to eliminate residual particles or other contaminants from pipelines, Handling Infrastructure, valves or pumps, and (ii) loss caused by any Force Majeure event, Operator is responsible for any Product lost while in its custody because of failure to exercise reasonable care. Upon delivery of Customer’s Product, as provided above, Operator shall have no further responsibility for any loss, damage or injury to persons or property (including the Products) arising out of possession or use of the Product, except to the extent that such loss, damage or injury is directly caused by the negligence of Operator.

Section 7.    Limitation of Liability and Damages.

Notwithstanding any other provision of this Agreement, Operator is not responsible for any lost or contaminated Product unless a written claim is delivered to Operator by Customer within 120 days after Operator reports the alleged loss to Customer or Customer otherwise learns of such loss or contamination. The maximum liability of Operator for contaminated Product under Section 5 or lost Product under Section 6 will not exceed, and is strictly limited to, the value of the Product when lost and for contaminated Product, immediately prior to its contamination, plus the costs and expenses actually, reasonably and necessarily incurred by Customer and Customer’s immediate purchaser in damage to equipment, cleaning and repairing tank trucks, and facilities, into which such Product was delivered at the Terminal, plus any fines and penalties actually levied against Customer or Customer’s immediate purchaser by reason of such fault on Operator’s part. Operator may, in lieu of payment for Product, replace such Product with product of like grade and quality. Regardless of fault, Operator is not liable under any circumstances for special, incidental, consequential or indirect damages, loss of profits or loss of new business, resulting breach of contract in favor of any purchaser of Customer, or for damages to equipment beyond that specified above.

Section 8.    Product Measurement.

8.1    Quantities of Product received into and delivered from the Terminal will be determined for the applicable mode of receipt and delivery of Product by either (i) tank gauge reading taken before and after each receipt or delivery, or (ii) other appropriate quantity measuring devices, as determined by Operator. Absent obvious error, the quantities of Products in storage at any time will be determined from Terminal inventory records of receipts and deliveries. Inventory records of Product will be verified against the sum of the material in the Handling Infrastructure as well as line charge. Gauging of Product received, delivered and in storage will be taken jointly by representatives of the Parties; provided, that if Customer does not have representatives present for gauging, Operator’s gauging will be conclusive. Customer may use certified public inspectors at its own expense.

8.2    Unless indicated otherwise, quantity determinations will be based on a gallon of Product.

8.3    Operator certifies to Customer the accuracy of all gauging and Terminal records as to quantities, and grants Customer and its authorized representatives access during Operator’s normal business hours and upon reasonable prior notice for purposes of examination, testing and audit of Terminal records pertaining to the receipt, handling, storage and delivery of Customer’s Product.

Section 9.    Force Majeure.

9.1    If either Party is rendered unable to perform or delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of a Force Majeure event, that Party may seek to be excused from such performance by giving the other Party prompt written notice of the Force Majeure event with reasonably full particulars of such event. The obligations of the Party giving notice, so far as they are affected by the Force Majeure event, will be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance and notify the other Party that the Force Majeure event no longer affects its ability to perform under the Agreement.

9.2    The requirement that any Force Majeure event be remedied with all reasonable dispatch will not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to a Force Majeure event contrary to its wishes.

9.3    If either Party is rendered unable to perform by reason of Force Majeure for a period in excess of 120 days, then the other Party may terminate this Agreement upon written notice to the Party claiming excuse due to a Force Majeure event.

Section 10.    Inspection of and Access to Terminal.

10.1    Customer’s right and that of its authorized representatives to enter the Terminal in order to observe and verify Operator’s performance of its services will be exercised by Customer in a way that will not interfere with or diminish Operator’s control over or its operation of the Terminal and will be subject to reasonable rules and regulations from time to time promulgated by Operator or that may be applicable under Federal, State or local regulations or laws.

10.2    Customer acknowledges that any grant of the right of access to the Terminal under this Agreement or under any document related to this Agreement is a grant of merely a license and conveys no interest in or to the Terminal or any part of it, and may be withdrawn by Operator at its discretion at any time.

Section 11.    Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. Neither Party may assign this Agreement, directly or indirectly, without the express prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section, “assign” will be considered to include any change in the majority ownership or control of a Party if a Party is a partnership or privately held corporation, or an assignment by operation of law in connection with a merger, consolidation, reorganization, receivership, bankruptcy or similar event, by asset sale, or by the sale of the stock, partnership or other equity interests of either Party to this Agreement to a third party, who becomes after the date hereof, a controlling person with respect to such Party. In the event the non-assigning Party, upon request by the assigning Party, consents to such assignment, the rights of obligations of the assigning Party shall be binding upon the permitted assignees. The consent by a Party to any assignment, subletting, hypothecation, pledge, encumbrance, mortgage of this Agreement will not constitute a waiver of such Party’s right to withhold its consent to any other or further assignment, subletting, hypothecation, pledge, encumbrance, mortgage of the Agreement. The absolute and unconditional prohibitions contained in this Section are material inducements by the Parties to enter into this Agreement and any breach thereof by a Party will constitute a material default by such Party under this Agreement permitting the non-breaching Party to exercise all remedies provided for in this Agreement or by law.

Section 12.    Notice.

Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated below or to such other address or facsimile number as a Party will provide to the other Party in accordance with this provision:

If to Customer:

MARTIN ENERGY SERVICES LLC
Attn: Damon King
Three Riverway Suite 400
Houston, Texas 77056

If to Operator:

MARTIN OPERATING PARTNERSHIP L.P.
Attn: Randall L. Tauscher
P. O. Box 191
Kilgore, Texas 75663

Section 13.    Compliance with Law and Safety.

13.1.    Customer warrants that the Products tendered by it are produced, transported, and handled and Operator warrants that the services provided by it under this Agreement, are in full compliance with all statutes, ordinances, rules, regulations, orders and directives of federal, state, or local authority (“laws”), including those applicable to environmental pollution, and all presidential proclamations that apply to either Party. Each Party also warrants that it may lawfully receive and handle such Products, and it will furnish to the other Party any evidence required to provide compliance with such laws and to file with governmental agencies reports evidencing such compliance with those laws.

13.2.        Customer certifies, on behalf of itself, its employees, agents, and contractors that all vehicles and vessels used in connection with this Agreement will comply with all applicable federal, state, and local laws and that they will comply with Operator’s safety rules. Customer will furnish Operator with information (including Material Safety Data Sheet) concerning the safety and health aspects of Products stored under this Agreement. Operator will communicate such information to all persons who may be exposed to or may handle such Products, including without limitation, Operator’s employees, agents and contractors.

Section 14.    Default, Waiver and Remedies.

A material breach of any of the terms and conditions of this Agreement by either Party will constitute a default. Upon default, the non-defaulting Party shall, within thirty (30) calendar days of knowledge of such default, notify the defaulting Party of the particulars of such default and the defaulting Party has thirty (30) calendar days thereafter to cure such default. Upon the defaulting Party’s failure to cure the default within the 30-day grace period, any and all obligations, including payments of fees due under this Agreement, will, at the option of the non-defaulting Party, become immediately due and payable and the non-defaulting Party may terminate this Agreement upon written notice to the defaulting Party. The waiver by the non-defaulting Party of any right under this Agreement will not operate to waive any other such right nor operate as waiver of that right at any future date upon another default by either Party under this Agreement and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege. Nothing in this Section is intended in any way to limit or prejudice any other rights or remedies the non-defaulting Party may have under this Agreement or the law. The remedies of Operator provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of Operator at law or in equity. Acceptance by Operator of any payment from Customer for any charge or service after termination of this Agreement shall not be deemed a renewal of this Agreement under any circumstances, nor a waiver of any rights Operator may have under this Agreement or otherwise.

Section 15.    Insurance.

15.1.    Coverage by Customer.

(A) Customer will procure and maintain, at its sole expense, with solvent underwriters acceptable to Operator, policies of insurance in favor of Operator, its subsidiaries, affiliated and related companies and the agents, directors, officers, and employees of any one or more of the above described parties (“Operator Group”) in the minimum amounts outlined below:

(1) Commercial General Liability (Occurrence Form) for bodily injury and property damage, including the following coverage: premises/operations, independent contractors, blanket contractual liability, explosion, broad form property damage, products/completed operations, sudden and accidental pollution liability and, where appropriate, stop-gap coverage with total limits to all insureds for not less than $1 million for each occurrence and $2 million aggregate for each annual period;

(2) Excess Liability of $5 million in excess of the limits for all of the above insurance policy types to include a “drop down” provision in the event the underlying limits are exhausted;

(3) Pollution Legal Liability applicable to bodily injury, property damage, including loss of use of damaged property or loss of property that has not been physically injured or destroyed, cleanup costs and defense, including costs and expenses incurred in the investigation, defense or settlement of claims, and all such coverage to apply to sudden and non-sudden pollution conditions resulting from the escape or release of smoke, vapors, fumes, acids, alkalis, toxic chemicals, liquids, or gases, waste materials, or other irritants, contaminants or pollutants, in an amount of $1 million per loss, with an annual aggregate of $2 million; and

(B) It is expressly understood that the insurance provision of this Agreement, including the minimum required limits outlined above are intended to assure that certain minimum standards of insurance protection are afforded by Customer and the specifications in this Agreement of any amount will be construed to support but not in any way limit the amount or scope of liabilities and indemnity obligations (express or implied) of Customer. The minimum limits required in this Agreement for any particular type of insurance may be satisfied by a combination of the specific type of insurance and umbrella or excess liability insurance. The above minimum insurance requirements are subject to change at the discretion of Operator. All deductibles applicable to the minimum required coverage outlined in this Agreement, with or without the consent of Operator, will be for the sole account of the Customer.

(C) Coverage under all insurance required to be carried by Customer will be primary and exclusive of any other existing, valid and collectible insurance and each policy, whether or not required by the other provisions of this Agreement, will (i) provide an endorsement that will make Operator Group an additional insured, and (ii) otherwise provide a blanket waiver of subrogation against the Operator Group and its underwriters that guarantees that Customer’s underwriters similarly waive such rights of subrogation. All liability policies will also provide severability of interests and cross-liability coverage and a requirement that Operator be provided thirty (30) days prior written notice of cancellation, material change or non-renewal.

None of Customer’s obligations under this Section may be met through the means of any self-insurance coverage or program.

15.2.    Coverage by Operator.

(A) Operator will procure and maintain, at its sole expense, with solvent underwriters acceptable to Customer, policies of insurance in favor of Customer, its subsidiaries, affiliated and related companies and the agents, directors, officers, and employees of any one or more of the above described parties (“Customer Group”) in the minimum amounts outlined below:

(1) Workers’ Compensation complying with the laws and statutory minimum coverage of the state or states where performance under this Agreement takes place, whether or not such coverage its required by law, including, coverage for voluntary compensation and alternate employer and an “other states coverage” endorsement and coverage under the Federal Longshoremen and Harbor’s Act, the Jones Act and the Federal Death on the High Seas Act, if receipt or delivery of Product involves a vessel;

(2) Employer’s Liability with limits of $1 million (combined single limit) for each accident, including occupational disease coverage with a limit of $100,000 for each employee and a $1 million policy limit, including coverage under the Federal Longshoremen and Harbor Workers’ Act, the Jones Act, the Federal Death on the High Seas Act and general maritime remedies of seamen including transportation, wages, maintenance and cure whether the action is in rem or in personam;

(3) Commercial General Liability (Occurrence Form) for bodily injury and property damage, including the following coverage: premises/operations, independent contractors, blanket contractual liability, explosion, collapse and underground, broad form property damage, products/completed operations, sudden and accidental pollution liability and, where appropriate, stop-gap coverage with total limits to all insureds for not less than $1 million for each occurrence and $2 million aggregate for each annual period;

(4) Excess Liability of $5 million in excess of the limits for all of the above insurance policy types to include a “drop down” provision in the event the underlying limits are exhausted;

(5) Pollution Legal Liability applicable to bodily injury, property damage, including loss of use of damaged property or loss of property that has not been physically injured or destroyed, cleanup costs and defense, including costs and expenses incurred in the investigation, defense or settlement of claims, and all such coverage to apply to sudden and non-sudden pollution conditions resulting from the escape or release of smoke, vapors, fumes, acids, alkalis, toxic chemicals, liquids, or gases, waste materials, or other irritants, contaminants or pollutants, in an amount of $1 million per loss, with an annual aggregate of $2 million; and

(B) It is expressly understood that the insurance provision of this Agreement, including the minimum required limits outlined above are intended to assure that certain minimum standards of insurance protection are afforded by Operator and the specifications in this Agreement of any amount will be construed to support but not in any way limit the amount or scope of liabilities and indemnity obligations (express or implied) of Operator. The minimum limits required in this Agreement for any particular type of insurance may be satisfied by a combination of the specific type of insurance and umbrella or excess liability insurance. The above minimum insurance requirements are subject to change at the discretion of Customer. All deductibles applicable to the minimum required coverage outlined in this Agreement, with or without the consent of Customer, will be for the sole account of the Operator.

(C) Coverage under all insurance required to be carried by Operator will be primary and exclusive of any other existing, valid and collectible insurance and each policy, whether or not required by the other provisions of this Agreement, will (i) provide an endorsement that will make Customer Group an additional insured, and (ii) otherwise provide a blanket waiver of subrogation against the Customer Group and its underwriters that guarantees that Operator’s underwriters similarly waive such rights of subrogation. All liability policies will also provide severability of interests and cross-liability coverage and a requirement that Customer be provided thirty (30) days prior written notice of cancellation, material change or non-renewal.

15.3.    Failure to Secure. Failure to secure the insurance coverage, or failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and conditions of this Agreement will in no way relieve each Party from the obligations of this Agreement, any provision of this Agreement to the contrary notwithstanding. If liability for loss or damage is denied by the insured Party’s underwriters, in whole or in part, or substantially reduced because of breach of such insurance requirements by the insured Party or for any other reason, or if a Party fails to maintain any of the insurance required by this Agreement, (i) to the extent permitted by law, such denied, breaching or failing Party (the “non-insured Party”) will indemnify the other Party and its underwriters against all claims, demands, costs and expenses, including reasonable attorney fees, which would otherwise be covered by said insurance, (ii) such breach or failure to maintain will be deemed a material breach of this Agreement, and (iii) non-breaching Party may procure the same and non-insured Party will reimburse the other Party for the cost of such policies or coverage.

15.4.    Certificates of Insurance. Prior to either Party commencing any performance under this Agreement and as a condition of exercising any rights under this Agreement, each Party will furnish to the other, certificates of insurance, evidencing that proper insurance has been secured in accordance with the specific terms of this Agreement. Failure of either Party to require such certificate or to object to any such certificate it receives or to commence performance without first providing a conforming certificate or request copies of any policy will not be a waiver of such Party’s obligation to meet its insurance obligations under this Section, including, without limitation, its obligation to provide conforming certificates.

15.5.    Reports of Accidents. Customer will immediately provide written notice to Operator of all accidents or occurrences resulting in injuries to Customer employees or third parties, or damage to property arising out of or during the course of the performance of Customer or of any subcontractor of Customer under this Agreement and, as soon as practical, will furnish Operator with a copy of all reports made by Customer or Customer’s underwriter or reports to others of such accidents or occurrences.

Section 16.    Indemnity.

16.1.    To the extent permitted by law and except as otherwise specifically provided in this Agreement, Customer will defend and indemnify Operator Group from and against any liability, loss, damage, claim, suit, penalty, fine, judgment, cost or expense (including reasonable attorney fees and other costs of litigation) resulting from, associated with or arising out of (i) Customer’s failure to comply with applicable governmental or quasi-governmental laws, regulations or rules, (ii) bodily injury or death of any person, including, without limitation, Customer’s and Operator’s employees, agents and representatives, (iii) damage to natural resources or to property of any nature, including, without limitation, that involving the Products and other property of Customer and the Terminal and other property of Operator, or (iv) discharges, spills, or leaks of products, to the extent caused by the negligent or willful acts or omissions of Customer, its employees, agents, representatives or contractors in the exercise of any of the rights granted under this Agreement or in the operation, loading, or unloading of any motor vehicle, or any vessel owned or hired by Customer, its agents or contractors, except to the extent any such loss, damage, claim, suit, liability, penalty, fine, judgment or expense is (a) finally determined to have resulted from the negligent or willful misconduct of Operator, or (b) covered by the following indemnity.

16.2.    To the extent permitted by law and as otherwise specifically provided in this Agreement, Operator will defend and indemnify Customer Group from and against any loss, damage, claim, suit, liability, penalty, fine, judgment or expense (including reasonable attorney fees and other costs of litigation) resulting from, associated with or arising out of (i) Operator’s failure to comply with applicable governmental or quasi-governmental laws, regulations or rules, (ii) bodily injury or death of any person, including, without limitation, Customer’s and Operator’s employees, agents or representatives, (iii) damage to natural resources or to property of any nature, including, without limitation, that involving Customer’s Products or other property and the Terminal or other property of Operator, or (iv) discharges, spills, or leaks of products, to the extent caused by the negligent or willful acts or omissions of Operator, its employees, agents, representatives or contractors in the exercise of any of the rights granted under this Agreement or in the operation, loading, or unloading of any vessel owned or hired by Operator, its agents or contractors, except to the extent any such loss, damage, claim, suit liability, penalty, fine, judgment or expense is (a) finally determined to have resulted from negligent or willful misconduct of Customer, or (b) covered by the preceding indemnity.

16.3    Under the foregoing indemnities, where the personal injury to or death of any person, or loss of or damage to property is the result of the joint or concurrent negligence or willful acts or omissions of Operator and Customer, each Party’s duty of indemnification will be in proportion to its share of such joint or concurrent negligence, or willful misconduct.

16.4    To receive the foregoing indemnities, the Party seeking indemnification must notify the other in writing of a claim or suit promptly and provide reasonable cooperation (at the indemnifying Party’s expense) and full authority to defend or settle the claim or suit. Neither Party shall have any obligation to indemnify the other under any settlement made without its written consent.

16.5    In addition to and separate and apart from other insurance obligations that Customer may assume under the terms of this Agreement, insurance covering this indemnity agreement must be provided by Customer to the extent permitted by law. Further, by requiring insurance in this Agreement, Operator does not represent that the required insurance coverage and minimum limits will necessarily be adequate to protect Operator, and such insurance coverage and limits will not be deemed as a limitation on Customer’s liability under the indemnities granted to Operator in this Agreement.

Section 17.    Construction of Agreement.

17.1    Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not be used in the interpretation of this Agreement.

17.2     Amendment or Waiver. This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.

17.3     Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation or modification thereof, then such provision shall be deemed to be so limited or modified and shall be enforceable to the maximum extent provided by applicable law.

17.4     Entire Agreement. This Agreement (including the attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and renders void all previous agreements, negotiations and representations between the Parties, whether written or oral.

The terms of this Agreement may not be amended, contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance.

Section 18.    Law.
This Agreement will be construed and governed by the laws of the State of Texas without regard to principles of conflict of laws.

Section 19.    Alternative Dispute Resolution.

19.1. Covered Disputes. Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms by either Party, its breach, termination or invalidity (“Dispute”) will be resolved in accordance with the procedures specified in this Section, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the Parties will continue, subject to Section 19.6, to participate in good faith in the procedures specified in this Section.
19.2 Initiation of Procedures. Either Party wishing to initiate the dispute resolution procedures set forth in this Section with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party (“Dispute Notice”). The Dispute Notice will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations under next subsection.
19.3 Negotiation Between Executives. If one Party has given a Dispute Notice under the preceding subsection, the Parties will attempt in good faith to resolve the Dispute within forty-five (45) calendar days of the notice by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within fifteen (15) calendar days after delivery of the Dispute Notice, the receiving Party will submit to the other a written response. The response will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within forty-five (45) calendar days after delivery of the Dispute Notice, the executives of both Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.
19.4 Mediation. If the Dispute has not been resolved by negotiation under the preceding subsection within forty-five (45) calendar days of the Dispute Notice, and only in such event, either Party may initiate the mediation procedure of this subsection by giving written notice to the other Party (“Mediation Notice”). The Parties will endeavor to settle the Dispute by mediation within ninety (90) calendar days of the Mediation Notice.
19.5 Arbitration. If the Dispute has not been resolved by mediation under the preceding subparagraph within ninety (90) calendar days of the Mediation Notice, and only in such event, either Party may initiate the arbitration procedure of this subsection by giving written notice to the other Party (“Arbitration Notice”). The Dispute will be finally resolved by binding arbitration in accordance with the then current Arbitration Rules of the American Arbitration Association (“AAA”) by a single arbitrator, chosen by mutual agreement of both Parties. If the Parties cannot select an arbitrator within thirty (30) calendar days of the Arbitration Notice, the AAA will select the arbitrator. The United States Arbitration Act, 9 U.S.C. Sec. 1-16 as amended

(“the Act”), will govern the arbitration. Judgment upon the award rendered by the arbitrator may be entered by any court of any state having jurisdiction. Subject to Section 19.6, the statute of limitations of the State of Texas for the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by this Section. Each Party will assume its own costs of legal representation and expert witnesses and the Parties will share equally the other costs of the arbitration. The arbitrator will award pre-judgment interest in accordance with the law of Texas; however, the arbitrator may not award punitive damages. The arbitration will take place in Houston, Texas

19.6 Tolling and Performance. All applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in this Section 19 are pending. The Parties will take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances.

This Agreement has been executed by the authorized representatives of each Party as indicated below effective as of the Effective Date.

MARTIN OPERATING PARTNERSHIP L.P.
By: Martin Operating GP LLC, its general partner
By: Martin Midstream Partners L.P., its sole member
By: Martin Midstream Partners L.P., its general partner

By: /s/Robert D. Bondurant
Robert D. Bondurant, Executive Vice President

MARTIN ENERGY SERVICES LLC

By: /s/Damon King
Damon King, Senior Vice President

Attachment “A”
Terminals

193 DOCK 2254 S. Talen's Landing Rd. Gueydan, La 70542	FRESHWATER CITY 41937 Hwy. 3147 Kaplan, LA 70548	PASCAGOULA 5320 Ingalls Ave. Pascagoula, MS 39581
AMELIA 2 141 Offshore Lane Amelia, LA 70340	GALVESTON - PELICAN ISLAND 1300 Coastwide Drive Galveston, TX 77553	PORT ARTHUR 2420 Dowling Rd. Port Arthur, TX 77640
BERWICK 100 Spirit Lane Berwick, LA 70342	GALVESTON DOCK 200 Pennzoil Rd. Galveston, TX 77554	PORT FOURCHON Highway 3090 Port Fourchon, LA 70357
CHANNELVIEW 15755 Jacintoport Blvd. Houston, TX 77015	HARBOR ISLAND Hwy 361 S., South of Aransas Pass Aransas Pass, TX 78336	PORT FOURCHON DOCK 300 Adam Ted Gisclair Rd. Golden Meadow, LA 70357
CAMERON - EAST 199 Wakefield Rd. Cameron, LA 70631	INTRACOASTAL CITY 25305 LA Highway 333 Intracoastal, LA 70510	PORT FOURCHON 16 118 N. Doucet Drive Fourchon, LA 70357
CAMERON - WEST 189 Gulf Beach Highway Cameron, LA 70631	INTRACOASTAL CITY 2 24823 LA Hwy 333 Intracoastal City, LA 70510	PORT FOURCHON 17 1 N. Doucet Drive Fourchon, LA 70357
CAMERON 7 332 Davis Rd. Cameron, LA 70631	JENNINGS BULK PLANT 1707 Evangeline Hwy. Jennings, LA 70546	PORT O’CONNOR Highway 185 at Intracoastal Canal, Port O’Connor, TX 77982
CAMERON 8 521 Gulf Beach Hwy Cameron, LA 70631	LAKE CHARLES 307 Bunker Rd. Lake Charles, LA 70615	RIVER RIDGE 100B Florida Street Harahan, LA 70123
DULAC 9576 Grand Caillou Rd. Dulac, LA 70353	LAKE CHARLES DOCK 821 Henry Pugh Blvd. Lake Charles, LA 70606	SABINE PASS 7680 South First Avenue, Sabine Pass, TX 77655
FOURCHON 15 191 A.J Estay Rd. Fourchon, LA 70357	MORGAN CITY 31 3205 Youngs Rd. Morgan City, LA 70380	THEODORE 7778 Dauphin Island Parkway Theodore, AL 36582
FREEPORT 1122 Marlin Lane Freeport, TX 77542	VENICE 2 485 Jump Basin Rd. Venice, LA 70091